EXHIBIT 10.97

AGREEMENT OF PURCHASE AND SALE

FOR 150 WEST JEFFERSON DETROIT BUILDING

AGREEMENT FOR THE PURCHASE AND SALE OF PROPERTY

THIS AGREEMENT FOR THE PURCHASE AND SALE OF PROPERTY (the “Agreement”), is made and entered into as of the 31st day of March, 2003, by and between 150 WEST JEFFERSON PARTNERS LLC, a Delaware limited liability company (“Seller”) and WELLS CAPITAL, INC., a Georgia corporation (“Purchaser”).

W  I   T  N   E   S  S  E  T  H:

WHEREAS, Seller desires to sell and Purchaser desires to purchase the Property (as hereinafter defined) subject to the terms and conditions hereinafter set forth.

NOW, THEREFORE, for and in consideration of the premises, the mutual agreements contained herein, the sum of TEN DOLLARS ($10.00) in hand paid by Purchaser to Seller at and before the sealing and delivery of these presents and for other good and valuable consideration, the receipt, adequacy, and sufficiency which are hereby expressly acknowledged by the parties hereto, the parties hereto do hereby covenant and agree as follows:

1.    Purchase and Sale of Property.  Subject to and in accordance with the terms and provisions of this Agreement, Seller hereby agrees to sell to Purchaser and Purchaser hereby agrees to purchase from Seller, the Property, which term “Property” shall mean and include the following:

(a)    all that tract or parcel of land (the “Land”) located in Detroit, Michigan, having an address of 150 West Jefferson Avenue, Detroit, Michigan 48226 and being more particularly described on Exhibit “A” hereto; and

(b)    all rights, privileges, and easements appurtenant to the Land, including all water rights, mineral rights, reversions, or other appurtenances to said Land, and all right, title, and interest of Seller, if any, in and to any land lying in the bed of any street, road, alley, or right-of-way, open or proposed, adjacent to or abutting the Land; and

(c)    all buildings, structures, and improvements situated on the Land, including, without limitation, that certain twenty-five (25) story office building containing approximately 505,417 rentable square feet of office and storage space, the parking garage containing approximately 524 parking spaces and other amenities located on the Land, and all apparatus, built-in appliances, equipment, pumps, machinery, plumbing, heating, air conditioning, electrical and other fixtures located on the Land (all of which are herein collectively referred to as the “Improvements”); and

(d)    all personal property now owned by Seller and located on or to be located on or in, or used in connection with, the Land and Improvements (“Personal Property”); and

(e)    all of Seller’s right, title, and interest, as landlord or lessor, in and to those certain lease agreements (collectively, the “Leases”) with those tenants (the “Tenants”), and guaranteed by those guarantors, if any (the “Guarantors”) all as more particularly described on Schedule 1 attached to this Agreement and made a part hereof; and

(f)    all of Seller’s right, title, and interest in and to the plans and specifications with respect to the Improvements and any guarantees, trademarks, rights of copyright, warranties, or other rights related to the ownership of or use and operation of the Land, Personal Property, or Improvements, all governmental licenses and permits, and all intangibles associated with the Land, Personal Property, and Improvements, including the name of the Improvements and the logo therefor, if any; and

(g)    all of Seller’s right, title and interest in and to all contracts and agreements known to Seller or to which Seller is a party relating to or affecting the Land or the maintenance, repair, development or construction of the Improvements thereon, if any, described on Exhibit “B” hereto (the “Contracts”), to the extent the same survive Closing or require performance after Closing.

2.    Earnest Money.  Within two (2) business days after the full execution of this Agreement, Purchaser shall deliver to Fidelity National Title Insurance Company of New York (“Escrow Agent”), whose offices are at Two Parkway Center, 1800 Parkway Place, Suite 700, Marietta, Georgia 30067, Attention: Sally Tyler, Purchaser’s wire transfer of immediately available federal funds to an account designated by Escrow Agent, in the amount of TWO MILLION FOUR HUNDRED TWENTY-FIVE THOUSAND DOLLARS ($2,425,000.00) (the “Earnest Money”), which Earnest Money shall be held and disbursed by Escrow Agent in accordance with this Agreement. The Earnest Money shall be paid by Escrow Agent to Seller at Closing (as hereinafter defined) and shall be applied as a credit against the Purchase Price (as hereinafter defined), or shall otherwise be paid to Seller or refunded to Purchaser in accordance with the terms of this Agreement. All interest and other income from time to time earned on the Earnest Money shall be paid to the party entitled to the Earnest Money in accordance with the terms of this Agreement. If the Closing occurs, then any interest, earned on the Earnest Money shall be credited against the balance of the Purchase Price owed by Purchaser to Seller. Notwithstanding anything contained in this Agreement to the contrary, if the Earnest Money is not received by Escrow Agent by 4:00 PM on the second (2nd) business day after the Effective Date, then this Agreement shall automatically terminate and thereafter be null and void and of no further force or effect.

3.    Purchase Price.  Subject to adjustment and credits as otherwise specified in this Agreement, the purchase price (the “Purchase Price”) to be paid by Purchaser to Seller for the Property shall be NINETY-THREE MILLION SEVEN HUNDRED FIFTY THOUSAND AND NO/100 DOLLARS ($93,750,000.00). The Purchase Price shall be paid by Purchaser to Seller at the Closing by wire transfer of immediately available federal funds, less the amount of Earnest Money and subject to prorations, adjustments and credits as otherwise specified in this Agreement.

4.    Purchaser’s Inspection and Review Rights.

(a)    Subject to the rights of the Tenants, Purchaser and its agents, engineers, or representatives, with Seller’s reasonable, good faith cooperation, shall have the privilege of going upon the Property as needed to inspect, examine, test, and survey the Property at all reasonable times and from time to time. At all reasonable times prior to the Closing, Seller shall make available to Purchaser, or Purchaser’s agents and representatives, for review and copying, at Purchaser’s sole cost and expense, all books, records, and files in Seller’s possession relating to the ownership and operation of the Property, including, without limitation, title matters, surveys, tenant files, leasing commission agreements, service and maintenance agreements, and other contracts, books, records, operating statements, and other information relating to the Property. Seller further agrees to in good faith assist and cooperate with Purchaser in explaining the content of the books, records, and files relating to the Property. Seller further agrees to provide to Purchaser prior to the date which is five (5) days after the Effective Date of this Agreement, to the extent the same are in the possession of or under the control of Seller, the most current boundary and “as-built” surveys of the Land and Improvements and any title insurance policies, appraisals, building inspection reports, environmental reports, certificates of occupancy, building permits, zoning letters and instruments reflecting the approval of any association governing the Property relating thereto. Seller acknowledges and agrees that Purchaser, subject to the rights and obligations of Tenants under the Leases, shall have the right to conduct interviews with the Tenants. Seller has already contacted the Tenants to schedule such interviews and shall use good faith and diligent efforts with the cooperation of Purchaser, to schedule such interviews within the first (1st) five (5) business days of the Inspection Period. Purchaser shall not have the right to contact any Tenants directly without Seller’s involvement. Without limiting the foregoing, Purchaser shall allow Seller to be present during such tenant interviews. At no cost to Seller, Seller shall request, to the extent same were initially commissioned by Seller, the authors of appraisal, environmental and building inspection reports to issue reliance letters addressed to Purchaser and Purchaser’s lender, if any, in form and substance reasonably acceptable to Purchaser, at least five (5) days prior to the expiration of the Inspection Period.

(b)    From and after the Effective Date until the date which is eighteen (18) months after the Closing (the “Reporting Period”), Seller shall, from time to time, upon reasonable advance written notice from Purchaser, provide Purchaser and its representatives with (a) access to all financial and other information pertaining to the period of Seller’s ownership and operation of the Property (and during the Reporting Period Seller shall retain such information), which information is relevant and reasonably necessary, in the opinion of Purchaser’s outside, third party accountants (the “Accountants”), to enable Purchaser and its Accountants to prepare financial statements in compliance with any or all of (i) Rule 3-05 or 3-14 of Regulation S-X of the Securities and Exchange Commission (the “Commission”), as applicable; (ii) any other rule issued by the Commission and applicable to Purchaser; and (iii) any registration statement, report or disclosure statement filed with the Commission by, or on behalf of, Purchaser; and (b) a letter (the “Accounting Letter”), signed by the individual(s) responsible for Seller’s financial reporting, as prescribed by generally accepted auditing standards promulgated by the Auditing Standards Division of the American Institute of Certified Public Accountants in the form of Exhibit “L” hereto, which Accounting Letter may be required by the Accountants in order to render an opinion concerning financial statements relating to the Property that cover periods during Seller’s ownership or operation of the Property. Without limiting the foregoing, Seller shall cause the delivery of an Accounting Letter to Purchaser at Closing. Notwithstanding anything contained in this Agreement to the contrary, Seller (nor any officer, director, member, employee, agent or representative of Seller) shall not have any liability to Purchaser for any documents, instruments or letters prepared, delivered or made available for copying or review pursuant to this Section 4(b).

5.    Inspection Period; Purchaser’s Right of Termination.

(a)    Purchaser shall have until twenty-five (25) days after the Effective Date of this Agreement (the “Inspection Period”) to make investigations, examinations, inspections, market studies, feasibility studies, lease reviews, and tests relating to the Property and the operation thereof in order to determine, in Purchaser’s sole opinion and discretion, the suitability of the Property for acquisition by Purchaser. Purchaser shall have the right to terminate this Agreement (the “Termination Right”) at any time prior to the expiration of the Inspection Period by giving written notice to Seller of such election to terminate. In the event Purchaser so elects to terminate this Agreement, Seller shall be entitled to receive and retain the sum of TWENTY-FIVE DOLLARS ($25.00) of the Earnest Money (the “Independent Consideration”), and the balance of the Earnest Money shall be promptly refunded by Escrow Agent to Purchaser, whereupon, except as expressly provided to the contrary in this Agreement, no party hereto shall have any other or further rights or obligations under this Agreement. Seller acknowledges that the sum of $25.00 is good and adequate consideration for the Termination Right granted to Purchaser hereunder. If Purchaser shall fail to exercise the Termination Right on or before the last day of the Inspection Period (time being of the essence) and in the manner hereinbefore provided, then, but without waiving any of Seller’s express obligations or liabilities or Purchaser’s express rights otherwise granted or provided for under this Agreement whether arising before or after the expiration of the Inspection Period (i) the Termination Right shall cease and expire; (ii) Purchaser shall be deemed to have waived all claims regarding Seller’s cooperation or other obligations in connection with Purchaser’s Inspections; and (iii) Purchaser shall thereafter be estopped from making any claim pursuant to or based on any inspection of the Property, or the condition thereof.

(b)    All inspection fees, appraisal fees, engineering and environmental fees and other expenses of any kind relating to the exercise of Purchaser’s rights set forth in Section 5(a) shall be at Purchaser’s sole cost and expense.

(c)    Prior to conducting any testing at the Property, Purchaser shall obtain commercial general liability insurance, in an amount of not less than $1,000,000.00 for any injuries, deaths or property damage sustained as a result of any one accident or occurrence and Seller shall be named as an additional insured on such policy. Purchaser further agrees with respect to such inspection and testing as follows:

(i)    Purchaser shall keep the Property free from any liens arising out of any work performed, materials furnished or obligations incurred by or on behalf of Purchaser or Purchaser’s agents with respect to any inspection or physical testing of the Property.

(ii)    Purchaser shall, at its sole cost and expense, comply with all applicable federal, state and local laws, statutes, rules, regulations, ordinances, or policies in conducting any environmental or engineering inspection and physical testing of the Property.

(iii)    Purchaser, shall, at its sole cost and expense, repair the Property to substantially the same condition as was in existence prior to Purchaser’s inspection, after Purchaser’s or Purchaser’s agents, entry thereon.

(iv)    Purchaser shall hold harmless, indemnify and defend Seller against, and reimburse Seller for all losses, claims, liabilities, liens and damages relating to any act or omission by Purchaser and/or its agents on the Property in connection with all such inspections or testing of and at the Property conducted pursuant to this Section 5 and Section 4 above.

(v)    Purchaser’s obligations under this Section 5 shall survive any termination of this Agreement.

6.    General Conditions Precedent to Seller’s and Purchaser’s Obligations Regarding the Closing.

(a)    Seller’s obligations hereunder are subject to satisfaction of the following conditions precedent which may be waived in whole or in part by Seller, provided such waiver is in writing and signed by Seller and delivered to Purchaser at or before Closing:

(i)    Purchaser shall have paid or tendered payment of the Purchase Price pursuant to the terms hereof.

(ii)    Purchaser shall have delivered to or for the benefit of Seller, on or before the Closing Date, all of the documents and items required by Seller to be delivered by Purchaser pursuant to Section 12 of this Agreement.

(iii)    All of Purchaser’s representations and warranties made in this Agreement shall be true and correct in all material respects as of the date hereof and as of the Closing Date as if then made.

(b)    Purchaser’s obligations hereunder are subject to satisfaction of the following conditions precedent which may be waived in whole or in part by Purchaser,

provided such waiver is in writing and signed by Purchaser and delivered to Seller at or before Closing:

(i)    Seller shall have complied in all material respects with and otherwise performed in all material respects each of the covenants and obligations of Seller set forth in this Agreement, as of the date of Closing.

(ii)    All representations and warranties of Seller as set forth in this Agreement shall be true and correct in all material respects as of the date of Closing.

(iii)    The Escrow Agent shall have issued the Title Commitment (as hereinafter defined) on the Land and Improvements without exceptions other than as described in Section 7 and the Escrow Agent shall be prepared to issue to Purchaser upon the Closing a fee simple owner’s title insurance policy on the Land and Improvements pursuant to such Title Commitment.

(iv)    Purchaser shall have received the Tenant Estoppel Certificates, referred to in Section 9(c) hereof, duly executed on behalf of each of the Tenants at least two (2) business days prior to the end of the Inspection Period.

(v)    Prior to the Closing Date there shall have occurred no material adverse change in the financial condition, creditworthiness, Standard & Poor’s unsecured credit rating or ability to satisfy its financial obligations as such obligations become due, in Purchaser’s reasonable discretion of any of the Tenant’s listed on Schedule 6(b)(v) hereto. In the event that such a material adverse change shall have occurred after the last day of the Inspection Period and prior to the Closing Date, in Purchaser’s reasonable discretion, then at any time prior to the Closing Date Purchaser shall have the right to terminate this Agreement and receive a full refund of the Earnest Money less the Independent Consideration, in which event this Agreement shall be of no further force or effect except those provisions of this Agreement expressly surviving termination.

(vi)    Seller shall have terminated that certain Property Management Agreement (“Management Agreement”) dated December 30, 2002 by and between Seller and Max Property Management, LLC (“Max Management”) and caused the termination of that certain Management Subcontract Agreement (“Management Subcontract”) dated December 30, 2002 by and between Max Management and TC Detroit, Inc. (“TC Detroit”).

(vii)    Seller shall have terminated that certain Leasing Agency Agreement (“Leasing Agreement”) dated December 30, 2002 by and between Seller and TC Detroit.

(viii)    Seller shall have delivered to or for the benefit of Purchaser, on or before the Closing Date, all of the documents and items required by Purchaser to be delivered by Seller pursuant to Section 11 of this Agreement.

7.    Title and Survey.

(a)    Seller covenants and agrees that Seller shall, on or before the tenth (10th) day after the Effective Date, cause Escrow Agent, or such other such title insurance company acceptable to Purchaser (hereinafter referred to in its capacity as the title insurance company issuing title insurance to Purchaser hereunder as the “Title Insurer”, it being agreed by the parties hereto that Escrow Agent shall provide the final title insurance policy at Closing and EAM Land Services, Inc. (“EAM”), as agent for Fidelity National Title Insurance Company of New York shall provide an endorsement to such title insurance policy whereby EAM shall provide thirty percent (30%) of the title insurance coverage issued thereunder), to deliver to Purchaser its commitment (herein referred to as the “Title Commitment”) to issue to Purchaser, upon (i) the recording of the Deed (as hereinafter defined) conveying title to the Property from Seller to Purchaser, (ii) the payment of the Purchase Price, and (iii) the payment to the Title Insurer of the title insurance premium therefor, an owner’s policy of title insurance, in the amount of the Purchase Price, insuring in Purchaser good and marketable fee simple record title to the Property subject only to the Permitted Exceptions (as hereinafter defined), with affirmative coverage over any mechanic’s, materialman’s and subcontractor’s liens and with full extended coverage over all general exceptions, and containing the following endorsements to the extent the same are available in the State of Michigan: comprehensive, zoning, covenants and restrictions, survey, contiguity, subdivision, separate tax parcel, utility facilities and access. Such Title Commitment shall not contain any exception for rights of parties in possession other than an exception for the rights of the Tenants under the Leases. If the Title Commitment shall contain an exception for the state of facts which would be disclosed by a survey of the Property or an “area and boundaries” exception, the Title Commitment shall provide that such exception will be deleted upon the presentation of an ALTA/ASCM survey, in which case the Title Commitment shall be amended to contain an exception only for the matters shown on the as-built survey which Purchaser shall obtain at its sole cost and expense for the benefit of Purchaser. Seller shall also cause to be delivered to Purchaser together with such Title Commitment, legible copies of all documents and instruments referred to therein. Purchaser, upon receipt of the Title Commitment and the copies of the documents and instruments referred to therein, shall then have fifteen (15) days during which to examine the same, after which Purchaser shall notify Seller in writing (the “Objection Notice”) of any defects or objections affecting the marketability of the title to the Property. In the event the Objection Notice is not timely delivered to Seller, then except for matters arising subsequent to the effective date of the Title Commitment and monetary liens arising by, through or under Seller, Purchaser shall be deemed to have waived all other title objections and such matters which are not objected to in the Objection Notice shall be deemed “Permitted Exceptions”. Within five (5) days after Seller’s receipt of the Objection Notice, Seller shall deliver to Purchaser a written notice (the “Response Notice”) indicating whether Purchaser elects to cure the objections identified in the Objection Notice, except that in all events Seller shall be required to cure monetary liens arising by, through or under Seller. In the event Seller elects in the Response Notice not to cure any of Purchaser’s objections in the Objection Notice, Purchaser may elect to terminate this Agreement and receive a refund of the Earnest Money by delivery on the earlier to occur of (i) the fifth (5th) day after Purchaser’s receipt of the Response Notice and (ii) the expiration of the Inspection Period, of a written notice of termination (the “Election Notice”). In the event Purchaser fails to timely elect to terminate this Agreement through the delivery of an Election Notice, Purchaser shall be deemed to elect not to terminate this Agreement pursuant to this Section 7, provided that in all events, Seller shall cure monetary liens arising by, through or under Seller. “Permitted Exceptions” shall mean any title matters which are deemed to be Permitted Exceptions pursuant to the terms hereof and shall include: (i) acts of Purchaser, and those claiming by, through and under Purchaser, (ii) general and special taxes and assessments not yet due and payable, (iii) rights of the Tenants under the Leases, (iv) zoning, building and other governmental and quasi-governmental laws, codes and regulations and (v) those matters set forth on Schedule 7 hereto.

(b)    Notwithstanding anything to the contrary contained in Section 7(a) of this Agreement, if the Title Commitment discloses judgments, bankruptcies or other returns against other persons or entities having names the same as or similar to that of Seller, Seller, on request, shall deliver to Purchaser or Title Insurer affidavits, if truthful, to the effect that such judgments, bankruptcies or other returns are not against Seller, in form and substance sufficient to permit removal of same as exceptions to Purchaser’s title insurance policy delivered at Closing. Anything in this Agreement to the contrary notwithstanding, Seller shall remove or discharge (i) all mortgages and deeds of trust, and (ii) to the extent created, consented to or affirmatively permitted by Seller, (A) any mechanic’s or other statutory lien for work performed by or on behalf of Seller (excluding mechanic’s liens and other statutory liens for work performed by or on behalf of Tenants), and (B) any other monetary lien or other exception(s) to title except for Permitted Exceptions (collectively, “Seller’s Voluntary Liens”). Notwithstanding any provisions hereof to the contrary, if Seller fails or refuses to remove or discharge any Seller’s Voluntary Lien, by payment or bonding, Purchaser may elect to take title subject thereto with a credit against the Purchase Price in the amount necessary to remove or discharge such Seller’s Voluntary Lien.

(c)    The foregoing provisions of Section 7(b) to the contrary notwithstanding, if the Title Commitment discloses exceptions to title (“Title Defects”) (other than the Permitted Exceptions or Seller’s Voluntary Liens) which the Title Insurer may omit by the payment of a liquidated sum of money not in excess of ONE MILLION FIVE HUNDRED THOUSAND DOLLARS ($1,500,000.00) in the aggregate (the “Maximum Title Cure Amount”), then Seller shall pay prior to, or at, Closing such sums as are necessary to bond or satisfy such Title Defects up to the Maximum Title Cure Amount. Notwithstanding the foregoing, Seller, at its option in lieu of payment of a liquidated sum of money in satisfaction of such Title Defects, may deposit with Title Insurer such amount of money and provide such documentation, affidavits and indemnities as may be reasonably determined by Title Insurer as being sufficient to induce it to omit such Title Defects from Purchaser’s title insurance policy to be issued at Closing, at no additional cost or expense to Purchaser. If the cost to cure Title Defects in the aggregate totals more than the Maximum Title Cure Amount, Seller may, but shall not be obligated to, in Seller’s sole discretion, cure all such Title Defects in excess of the

Maximum Title Cure Amount, in which event, Purchaser shall be obligated to close, subject to the other provisions of this Agreement. If Seller does not elect to cure Title Defects in excess of the Maximum Title Cure Amount, then Seller shall so notify Purchaser, and in that event Purchaser shall have the right either (i) to terminate this Agreement by notice given to Seller within five (5) business days after receipt of Seller’s notice, or (ii) to accept title to the Property subject to such Title Defects with an abatement of the Purchase Price equal to the total cost to cure the Title Defects but in no event in excess of the Maximum Title Cure Amount. If Purchaser fails to timely elect the option in clause (i) or (ii) as provided in the preceding sentence, then Purchaser shall be deemed to have elected clause (i) of the preceding sentence.

(d)    Seller shall be entitled to one or more adjournments, not to exceed thirty (30) days in the aggregate (it being understood that such adjournment(s) shall be taken together with any adjournment(s) under Section 8(v) of this Agreement and shall in no event exceed thirty (30) days in the aggregate), to remove any objection to title which Seller is obligated to remove under this Agreement or elects to attempt, but is not obligated, to remove, without such adjournment being a waiver by Purchaser of its rights hereunder if Seller shall fail to remove such objection to title by the end of such period.

8.    Representations and Warranties of Seller.  Seller hereby makes the following representations and warranties to Purchaser, each of which shall be deemed material:

(a)    Leases. Attached hereto as Exhibit “C” on a computer disc labeled “150 West Jefferson – March 24, 2003” is a true and accurate electronic copy of the Leases, which are the only leases in effect relating to the Property, together with all modifications and amendments to the Leases. Seller is the “landlord” under the Leases and owns unencumbered legal and beneficial title to the Leases and the rents and other income thereunder, subject only to the collateral assignment of the Leases and the rents thereunder in favor of the holder of an existing mortgage or deed of trust encumbering the Property, which mortgage or deed of trust shall be cancelled and satisfied by Seller at the Closing.

(b)    Leases—Assignment.  To the Seller’s actual knowledge, no Tenant has assigned any interest in its Lease or sublet any portion of the premises leased to such Tenant under its Lease, except as provided on Schedule 1.

(c)    Leases—Default. Except as set forth on Schedule 8(c), (i) Seller has not received any notice of termination or default under any of the Leases, (ii) there are no existing or uncured defaults by Seller or to Seller’s actual knowledge by any Tenant under any Lease, (iii) to Seller’s actual knowledge, there are no events which with the passage of time or giving of notice, or both, would constitute a default by Seller, of a material obligation which may result in a termination of a Lease or a loss in the rent payable thereunder, and (iv) no Tenant has asserted in writing any defense, set-off, or counterclaim with respect to its tenancy or its obligation to pay rent, additional rent, or other charges pursuant to its respective Lease.

(d)    Leases—Rents and Special Consideration. Except as set forth on Schedule 8(d), no Tenant: (i) has prepaid rent for more than the current month under its respective Lease, (ii) has received nor is entitled to receive any rent concession in connection with its tenancy under its respective Lease other than as described in such Lease, (iii) is entitled to any special work (not yet performed), or consideration (not yet given) in connection with its tenancy under its respective Lease except for punch-list items and work not yet performed but to be performed by Seller on or prior to Closing, and (iv) has any deed, option, or other evidence of any right or interest in or to the Property, except for the Tenants’ tenancy as evidenced by the express terms of the Leases.

(e)    Leases—Commissions.  Except as set forth on Schedule 8(e), all commissions payable under, relating to, or as a result of the Leases have been cashed-out and paid and satisfied in full by Seller or by Seller’s predecessor in title to the Property.

(f)    No Other Agreements.  Other than the Leases, the Contracts, the Permitted Exceptions, the Management Agreement, the Leasing Agreement and those matters, if any, described on Schedule 8(f) hereto, there are no leases, service contracts, management agreements, or other agreements or instruments in force and effect, oral or written, to which Seller is a party and that grant to any person whomsoever or any entity whatsoever any right, title, interest or benefit in or to all or any part of the Property or any rights relating to the use, operation, management, maintenance, or repair of all or any part of the Property.

(g)    No Litigation.  There are no actions, suits, or proceedings pending, or, to Seller’s actual knowledge, threatened by any organization, person, individual, or governmental agency against Seller with respect to the Property or against the Property, nor does Seller know of any basis for such action. Seller has no knowledge of any pending or threatened application for changes in the zoning applicable to the Property or any portion thereof.

(h)    Condemnation.  Seller has not received written notice of the institution of any condemnation or other eminent domain proceedings with respect to the Property or any portion thereof and, to Seller’s actual knowledge, Seller has not received written notice of any pending or threatened condemnation or eminent domain proceedings (or proceedings in the nature or in lieu thereof) affecting the Property or any portion thereof or its use.

(i)    No Assessments.  To Seller’s actual knowledge, no assessments have been made against the Property that are unpaid, whether or not they have become liens.

(j)    Condition of Improvements.  Seller has delivered to, and Purchaser acknowledges receipt of, that certain Property Condition Assessment Report, dated as of August 1, 2002, prepared by Professional Service Industries, Inc. (Project No. 888-2E112F) (the “Property Report”). Seller has not received any property condition report other than the Property Report nor any supplement, modification, or amendment to the Property Report. Except as may be set forth in the Property Report, Seller has not received written notice of any structural or other defects, in the Improvements.

(k)    Certificates.  Attached hereto as Exhibit “M”, are copies of those certificates of occupancy for the Property (collectively, the “C of Os”) in Seller’s possession. To Seller’s actual knowledge, Seller has received no written notice of any expiration of, violation or any unsatisfied condition upon which the effectiveness of any C of O is conditioned, with respect to any C of O, nor to Seller’s actual knowledge has Seller received any written notice or request of any municipal department, insurance company or board of fire underwriters (or organization exercising functions similar thereto), or mortgagee directed to Seller and requesting the performance of any work or alteration to the Property with which Seller has not complied .

(l)    Violations.  To Seller’s actual knowledge, Seller has received no written notice of any violations of law, municipal or county ordinances, or other legal requirements with respect to the Property.

(m)    Bankruptcy.  Seller has not made a general assignment for the benefit of creditors nor been adjudicated a bankrupt or insolvent, nor has a receiver, liquidator, or trustee for any of Seller’s properties (including the Property) been appointed or a petition filed by or against Seller for bankruptcy, reorganization, or arrangement pursuant to the Federal Bankruptcy Act or any similar Federal or state statute, or any proceeding instituted for the dissolution or liquidation of Seller.

(n)    Pre-existing Right to Acquire.  No person or entity has any right or option to acquire the Property or any portion thereof which will have any force or effect after the execution of this Agreement, other than Purchaser.

(o)    Effect of Certification.  To the best of Seller’s knowledge, neither this Agreement nor the transactions contemplated herein will constitute a breach or violation of, or default under, or will be modified, restricted, or precluded by the Leases or the Permitted Exceptions.

(p)    Authorization.  Seller is a duly organized and validly existing limited liability company under the laws of the State of Delaware and is qualified to do business in the State of Michigan. This Agreement has been duly authorized and executed on behalf of Seller and constitutes the valid and binding agreement of Seller, enforceable in accordance with its terms, and all necessary action on the part of Seller to authorize the transactions herein contemplated has been taken, or shall be taken prior to Closing.

(q)    Seller Not a Foreign Person.  Seller is not a “foreign person” which would subject Purchaser to the withholding tax provisions of Section 1445 of the Internal Revenue Code of 1986, as amended.

(r)    Contracts.  Exhibit “B” contains a complete list of all Contracts. All Contracts listed on said Exhibit “B” are in full force and effect. To Seller’s actual knowledge, neither party to any such Contract is in default thereunder and no event has occurred which, with the mere passage of time or the delivery of notice or both, would constitute a default or breach thereunder.

(s)    Inducements.  To Seller’s actual knowledge, Seller has received no written notice of any (i) donations of monies or land or payments (other than general real estate taxes or other assessments set forth in any tax search ordered by Purchaser) for schools, parks, fire departments or any other public facilities or for any other reason which are or will be required to be made by an owner of the Improvements, or (ii) obligations burdening the Improvements created by any so-called “recapture agreement” involving a refund for sewer or water extension or other improvement to any sewer or water systems, oversizing utility, lighting or like expense or charge for work or services done upon or relating to the Improvements which will bind the Purchaser or the Improvements from and after the Closing.

(t)    Environmental.  Seller has delivered to, and Purchaser acknowledges receipt of, that certain Phase I Environmental Assessment Report, dated as of August 1, 2002, prepared by Professional Service Industries, Inc. (Project No. 888-2E112F) (the “Environmental Report”). Seller has not received any environmental report other than the Environmental Report nor any supplement, modification or amendment to the Environmental Report. Except as may be set forth in the Environmental Report, Seller has no actual knowledge of any violation of environmental law affecting the Property. In the event of a Proceeding (as hereinafter defined) with respect to the matters set forth in this Section 8(t), which is finally determined by an appropriate of court of competent jurisdiction, the prevailing party (which shall mean the party which obtains substantially all of the relief sought by such party) in such Proceeding shall be entitled to recover its costs, actually paid and/or incurred for legal counsel, expert witnesses and other related court costs and other disbursements directly related to the determination of such Proceeding.

(u)    For purposes of this Section 8, “Seller’s knowledge”, “to the best of Seller’s knowledge”, “Seller’s best knowledge” or “Seller’s actual knowledge” shall mean, in connection with this Agreement, with respect to any representation or warranty so qualified, the knowledge of: Murray Rabinowitz and Brian Kim, who are the officers of Seller in the best position to make the representations and warranties contained in this Agreement, without any duty to investigate or inquire as to the substance of such representation or warranty and without attribution to any such identified person(s) of facts and matters otherwise within the personal knowledge of any other officers, employees, or agents of Seller or any third parties (including, but not limited to, the managing agent or any previous manager of the Property), but not within the actual current knowledge of such named person(s). It is expressly agreed by Purchaser that none of the individuals identified in the previous sentence shall have any personal liability for any of Seller’s representations, warranties or other obligations under this Agreement. For purposes of this Agreement, “Seller” shall mean the “Seller” named and defined in this Agreement only, and shall not mean any predecessor-in-interest to Seller with respect to the Property.

(v)    Until Closing, but not in derogation of Seller’s obligations under this Agreement with respect to any Material Misrepresentations (as hereinafter defined), Seller may modify or update any representation or warranty in this Agreement to correct any mistake and/or to reflect any matter which arises subsequent to the date of this Agreement, provided that if such update or modification renders the original representation untrue in any material respect or adverse to Purchaser, such update or modification shall constitute a Material Misrepresentation for all purposes under this Agreement. If prior to the Closing Seller has knowledge of any Material Misrepresentation, Seller shall notify Purchaser of such Material Misrepresentation, which notice shall describe the nature of such event or circumstance in reasonable detail. Seller agrees that it will use commercially reasonable efforts at all times to correct any Material Misrepresentation within Seller’s reasonable control and, to the extent the same is within the reasonable control of Seller, to cause all representations and warranties of Seller herein contained to be true and correct on and as of the Closing Date, and to cause Seller to be in compliance with its covenants and obligations under this Agreement. Seller shall be entitled to one or more adjournments, not to exceed thirty (30) days in the aggregate (it being understood that such adjournment(s) shall be taken together with any adjournment(s) under Section 7(d) of this Agreement and shall in no event exceed thirty (30) days in the aggregate), to comply with the terms of the immediately preceding sentence, without such adjournment being a waiver by Purchaser of its rights hereunder if Seller shall fails to correct such Material Misrepresentation by the end of such period. If on the Closing Date, there is any Material Misrepresentation which has a Misrepresentation Cure Amount (as hereinafter defined) alone or in the aggregate with any other Material Misrepresentation(s), which do(es) not exceed ONE MILLION DOLLARS ($1,000,000.00) (the “Maximum Misrepresentation Cure Amount”), then, subject to the other terms and provisions of this Agreement, Purchaser shall have no right to terminate this Agreement by reason of any such Material Misrepresentation(s) and Purchaser shall be obligated to close hereunder (subject to the other provisions of this Agreement), provided that Purchaser shall receive a credit to the Purchase Price in an amount equal to the lesser of (i) the applicable Misrepresentation Cure Amount, and (ii) the Maximum Misrepresentation Cure Amount. If on the Closing Date, there is any Material Misrepresentation which has a Misrepresentation Cure Amount, alone or in the aggregate with other Material Misrepresentation(s), in excess of the Maximum Misrepresentation Cure Amount, then Purchaser shall have the right either (a) to terminate this Agreement by notice given to Seller within five (5) business days after receipt of Seller’s notice or Purchaser otherwise obtaining actual knowledge of such Material Misrepresentation(s), or (b) to take title subject to any such Material Misrepresentation(s) with a credit to the Purchase Price equal to the Maximum Misrepresentation Cure Amount. If Purchaser fails to timely elect either the option in clause (a) or (b) in the preceding sentence, then Purchaser shall be deemed to have elected to terminate this Agreement. Purchaser shall receive a refund of the Earnest Money promptly after Purchaser’s termination (or deemed termination) of this Agreement in accordance with this subsection. For purposes of this Section 8(v), a “Material Misrepresentation” shall mean any representation that is untrue in any material respect. The term “Misrepresentation Cure Amount” means the cost to restore any untruth or inaccuracy in any representation or warranty of Seller to the condition represented or warranted by Seller under this Agreement, and/or the reduction in the value of the Property resulting from such untruth or inaccuracy.

(w)    The representations of Seller in this Section 8 (collectively, the “Surviving Seller Representations”) shall survive the Closing under this Agreement for a period of nine (9) months after the Closing Date (the “Survival Period”); provided however that with respect to the representations of Seller set forth in this Agreement with respect to Leases and to the extent a Tenant Estoppel consistent with and warranting the same matter is delivered at Closing, such representation shall not survive the Closing. Each Surviving Seller Representation shall automatically be null and void and of no further force and effect after the Survival Period unless, prior to the end of the Survival Period, Purchaser shall have asserted in writing a specific claim with respect to the particular Surviving Seller Representation and commenced a legal proceeding within ninety (90) days thereafter alleging with reasonable specificity that Seller is in breach of such Surviving Seller Representation and that Purchaser has suffered actual damages (“Damages”) as a result thereof (but excluding, in all events, consequential or punitive damages) (a “Proceeding”). If Purchaser timely commences a Proceeding, and a court of competent jurisdiction, pursuant to a final, non-appealable order in connection with such Proceeding, determines that (1) the applicable Surviving Seller Representation was breached and (2) Purchaser suffered Damages by reason of such breach and (3) Purchaser did not have knowledge of such breach prior to the Closing, then Purchaser shall be entitled to receive an amount equal to the Damages; provided, however, Purchaser shall not pursue, and shall not be entitled to pursue, any claim or claims against Seller for breach of any Surviving Seller Representations for Damages which total less than TWENTY-FIVE THOUSAND DOLLARS ($25,000.00) in the aggregate (the “Misrepresentation Floor”). If Purchaser has a claim or claims against Seller for Damages for breach of any Surviving Seller Representations that total more than the Misrepresentation Floor in the aggregate, then Purchaser shall be entitled to pursue the Damages suffered by Purchaser in connection with such claim or claims against Seller, and, if Purchaser is successful, Seller shall reimburse Purchaser for the full amount of such claim or claims, to the full amount of all such claims up to the Misrepresentation Ceiling (as hereinafter defined). In no event shall Purchaser be entitled to receive in connection with any and all claims for breaches of the Surviving Seller Representations an aggregate amount of Damages in excess of TWO MILLION FIVE HUNDRED THOUSAND DOLLARS ($2,500,000.00), (the “Misrepresentation Ceiling”).

(x)    Seller’s representations are subject to the following limitations: to the extent that (i) Seller has delivered to Purchaser any Lease or Contract with respect to the Property at any time prior to the date of this Agreement and such Lease or Contract contains specific provisions inconsistent with any of Seller’s representations, or (ii) any of Seller’s representations are inconsistent with the results of any other investigation or report delivered to Purchaser with respect to the Property, then such Seller’s representations shall be deemed modified to conform to such provisions or due diligence findings, as applicable. For the purposes of this Section 8(x), Purchaser shall be deemed to have had knowledge if L. Clay Adams, Christy Kirkland, or Spencer Patton had actual knowledge of the fact in issue prior to Closing, but without any duty to investigate or inquire and without attribution to either such identified person of facts and matters otherwise within the personal knowledge of any other officers, employees, or agents of Purchaser or any third parties, but not within the actual current knowledge of such named person.

9.    Seller’s Additional Covenants.  Seller does hereby further covenant and agree as follows:

(a)    Operation of Property.  Seller hereby covenants that, from the date of this Agreement up to and including the Closing Date, Seller shall: (i) not negotiate with any third party respecting the sale of the Property or any interest therein, (ii) not modify, amend, or terminate the Leases or enter into any new lease, contract, or other agreement respecting the Property, (iii) not grant or otherwise create or consent to the creation of any easement, restriction, lien, assessment, or encumbrance respecting the Property, unless (A) the same are necessary for utilities or otherwise necessary for the use or operation of the Property, (B) created prior to the expiration of the Inspection Period and (C) Seller provides written notice of the same prior to the execution or delivery of the same by Seller, (iv) cause the Property to be operated, maintained, and repaired in the same manner as the Property is currently being operated, maintained, and repaired, and (v) except as otherwise herein expressly provided, Seller shall not enter into any service, management or maintenance contract, or amend, cancel or otherwise revise any such contract or agreement currently in effect, without the prior written consent of Purchaser, except that Seller shall have the right, without the consent of Purchaser, to enter into any such contracts which are either terminable by Seller (or, after the Closing Date, by Purchaser) upon not more than thirty (30) days notice, or which, by their terms, have been fully performed, complied with or terminated (and are of no further force or effect) on or as of the Closing Date.

(b)    Preservation of Leases.  Seller shall, from and after the date of this Agreement to the date of Closing, use its good faith efforts to perform and discharge the duties and obligations of the landlord under the Leases and to enforce the terms and provisions of the Leases, at Seller’s expense, in the same manner as same are currently performed, discharged and enforced. Furthermore, Seller shall, for the same period of time, use diligent and good faith efforts to cause each of the Tenants under the Leases to perform all of its respective duties and obligations and otherwise comply with each and every one of its covenants and agreements under its respective Lease and shall take such actions as are reasonably necessary to enforce the terms and provisions of the Leases. Seller hereby agrees that from and after full execution of this Agreement, Seller shall not credit any portion of the security deposit, if any, against defaults or delinquencies of any Tenant under the Leases.

(c)    Tenant Estoppel Certificates.  Seller shall use commercially reasonable diligent effects to obtain, and if received shall deliver to Purchaser, at least two (2) business days prior to expiration of the Inspection Period, a fully completed estoppel certificate for each of the Tenants listed on Schedule 9(c) in substantially the form of Exhibit “D” (the “Tenant Estoppel Certificate”), duly executed by the Tenants thereunder. The Tenant Estoppel Certificates shall be executed as of a date not earlier than the Effective Date. Notwithstanding anything to the contrary contained in this Agreement, Seller’s failure to obtain any Tenant Estoppel, despite such commercially reasonable diligent efforts, shall not be deemed a default by Seller under this Agreement. Accordingly, if Seller is unable to obtain the Tenant Estoppel Certificates as provided in this Section 9(c), then Purchaser’s sole remedy shall be to terminate this Agreement and receive the Earnest Money.

(d)    Insurance.  From and after the date of this Agreement to the date and time of Closing, Seller shall, at its expense, cause to be maintained in full force and effect the insurance coverage described in Exhibit “E”.

(e)    Assignment of Contracts.  With respect to the Contracts and warranties which are being assigned to Purchaser, Seller shall use commercially reasonable efforts to deliver to Purchaser, at or prior to the Closing, written instruments from the contracting parties acknowledging consent to the assignment of the applicable Contract, warranty and/or guaranty, if required under the terms of such Contract, warranty or guaranty, as the case may be. If Seller is unable to obtain such consents prior to Closing, then Seller agrees to cooperate with Purchaser after the Closing to assist and/or facilitate the receipt of any such required consent to the assignment of such Contract, warranty or guaranty. The provisions of this Section 9(e) shall survive the Closing.

(f)    Covenant to Satisfy Conditions; Effect of Failure to Satisfy.  Seller hereby agrees to use commercially reasonable efforts to cause each of the conditions precedent to the obligations of Purchaser to be fully satisfied, performed and discharged, on and as of the Closing Date.

(g)    Action with Respect to the Property.  Seller shall not in any manner sell, convey, assign, transfer or encumber the Improvements or the Leases or any part thereof or interest therein (except to secure, refinance or extend any existing loan which shall be paid off on or before Closing), or otherwise dispose of the Improvements or the Leases, or any part thereof or interest therein, or alter or amend the zoning classification of the Improvements, or otherwise create or permit to be created any encumbrance to title to the Property.

(h)    Default Notices.  Seller shall deliver or cause to be delivered to Purchaser, promptly upon receipt thereof by Seller, copies of any written notices of default and, the occurrence of any event which with notice and the passage of time could result in a default, under any lease, Contract, or other instrument affecting title to, or the operation of, the Property. Seller shall advise Purchaser promptly in writing of the receipt, by Seller of written notice of: (i) the institution or threatened institution of any judicial, quasi-judicial or administrative inquiry or proceeding with respect to the Improvements; (ii) a violation issued by any governmental or quasi-governmental authority with respect to the Improvements, (iii) any proposed special assessments, or (iv) any defects or inadequacies in the Improvements or any part thereof issued by any of Seller’s insurance companies or a fire rating bureau with jurisdiction over the Property.

10.    Closing.  Provided that all of the conditions set forth in this Agreement are theretofore fully satisfied or performed, it being fully understood and agreed, however, that Purchaser may expressly waive in writing, at or prior to Closing, any conditions that are unsatisfied or unperformed at such time, the consummation of the sale by Seller and purchase by Purchaser of the Property (herein referred to as the “Closing”) shall be held at 2:00 p.m., local time, on the first business day which is twenty (20) days after the last day of the Inspection Period (the date established for the Closing under this Agreement, as same may be extended or adjourned in accordance with this Agreement, is hereinafter referred to as the “Closing Date”), at the offices of Escrow Agent, or at such earlier time as shall be designated by Purchaser in a written notice to Seller not less than two (2) business days prior to Closing; provided, however, that if Purchaser so accelerates the Closing Date, Seller shall use commercially reasonable efforts to comply with such accelerated Closing Date, but if Seller is unable to satisfy all of its obligations to close by such accelerated date, despite such commercially reasonable efforts, Seller shall not be deemed to (i) be in default of any of its obligations, or (ii) have failed to meet a condition precedent under this Agreement, provided Seller shall remain obligated to close in accordance with this Agreement by the Closing Date.

11.    Seller’s Closing Documents.  For and in consideration of, and as a condition precedent to, Purchaser’s delivery to Seller of the Purchase Price described in Section 3 hereof, Seller shall obtain or execute, as applicable, at Seller’s expense, and deliver to Purchaser at Closing the following documents (all of which shall be duly executed, acknowledged, and notarized, as applicable):

(a)    Warranty Deed.  A Warranty Deed (the “Deed”) in the form of Exhibit “F” attached hereto conveying to Purchaser marketable fee simple title to the Land and Improvements, together with all rights, easements, and appurtenances thereto, subject only to the Permitted Exceptions. The legal description set forth in the Deed shall be as set forth on Exhibit “A”. In the event Purchaser shall obtain a new or updated survey of the Land and Improvements and the legal description set forth in Purchaser’s survey shall differ from the legal description set forth on Exhibit “A”, Seller shall also deliver to Purchaser a Quitclaim Deed conveying title by the legal description based upon such survey provided, however, that Seller shall have no obligation to provide title insurance coverage with respect to such amended legal description;

(b)    Bill of Sale.  A Bill of Sale, in the form of Exhibit “G”, conveying to Purchaser all of Seller’s right, title and interest in and to the Personal Property ;

(c)    Blanket Transfer.  A Blanket Transfer and Assignment in the form of Exhibit “H”;

(d)    Assignment and Assumption of Leases.  An Assignment and Assumption of Leases in the form of Exhibit “I”, assigning to Purchaser all of Seller’s right, title, and interest in and to the Leases and the rents thereunder;

(e)    Seller’s Title Affidavit.  A customary seller’s affidavit in a form reasonably required by Title Insurer;

(f)    FIRPTA Certificate.  A certification of non-foreign status, in a form required by Internal Revenue Code Section 1445 and the regulations issued thereunder;

(g)    Certificates of Occupancy.  The original Certificates of Occupancy for all space within the Improvements, if reasonably available to Seller;

(h)    Marked Title Commitment.  The Title Commitment, marked to change the effective date thereof through the date and time of recording the Deed, to reflect that Purchaser is vested with fee simple title to the Land and the Improvements, subject to the Permitted Exceptions, and to reflect that all requirements for the issuance of the final title policy pursuant to such Title Commitment have been satisfied;

(i)    Keys and Records.  All of the keys to any doors or locks on the Property and the original tenant files and other books and records relating to the Property in Seller’s possession;

(j)    Tenant Notice.  Notice letters from Seller to each Tenant in the form of Exhibit “J”;

(k)    Settlement Statement. A settlement statement setting forth the amounts paid by or on behalf of and/or credited to each of Purchaser and Seller pursuant to this Agreement (the “Settlement Statement”);

(l)    Association/Governing Board Estoppels.  An estoppel signed by an authorized representative of any applicable association or governing board, if any, governing the Property addressed to Purchaser in form and substance reasonably satisfactory to Purchaser;

(m)    Tenant Estoppel Certificates.  Tenant Estoppel Certificates from each of the Tenants;

(n)    Termination of Management Agreements.  A termination of each of (i) the Management Agreement and (ii) the Management Subcontract;

(o)    Termination of Leasing Agency Agreement.  A termination of the Leasing Agreement;

(p)    Contractor Letters.  Notice letters to contractors under Contracts, in the form of Exhibit “K” (the “Contractor Letters”);

(q)    Security Deposits.  Subject to any provision of this Agreement regarding the application of Tenants’ security deposits, the unapplied cash security deposits under Leases then in effect and then actually held by Seller (together with accrued interest thereon, if any, shall be applied as a credit to Purchaser against the Purchase Price;

(r)    Accounting Letter.  An Accounting Letter, as described in Section 4(b) of this Agreement; and

(s)    Other Documents.  Such other documents as shall be reasonably required by Purchaser’s counsel.

12.    Purchaser’s Closing Documents.  For and in consideration of, and as a condition precedent to, Seller’s delivery to Purchaser of the documents described in Section 11 hereof, Purchaser shall obtain or execute, as applicable, at Purchaser’s expense, and deliver to Seller at Closing the following documents, all of which shall be duly executed acknowledged and notarized, as applicable):

(a)    Blanket Transfer.  The Blanket Transfer and Assignment;

(b)    Assignment and Assumption of Leases.  The Assignment and Assumption of Leases;

(c)    Settlement Statement.  The Settlement Statement;

(d)    Security Deposits.  Acknowledgment of receipt of each of the security deposits credited to Purchaser at the Closing, which shall be deemed to have been delivered to Seller by Purchaser’s execution of the Settlement Statement reflecting the appropriate credit against the Purchase Price; and

(e)    Other Documents.  Such other documents as shall be reasonably required by Seller’s counsel.

13.    Closing Costs.  Seller shall pay the cost of the Title Commitment, including the cost of the examination of title to the Property made in connection therewith, and the premium for the owner’s policy of title insurance (including extended coverage and the cost of any endorsements thereto, except for any cost associated with a zoning endorsement) issued pursuant thereto, the cost of any transfer or documentary tax imposed by any jurisdiction in which the Property is located, the attorneys’ fees of Seller, and all other costs and expenses incurred by Seller in closing and consummating the purchase and sale of the Property pursuant hereto. Purchaser shall pay the cost of the as-built Survey, the cost of a zoning endorsement, if any, to the title insurance policy, the attorneys’ fees of Purchaser, the premium for any required lender/mortgagee title insurance policy, and all other costs and expenses incurred by Purchaser in closing and consummating the purchase and sale of the Property pursuant hereto. Each party shall pay one-half of any escrow fees charged by Escrow Agent.

14.    Prorations.  The following items shall be prorated and/or credited between Seller and Purchaser at the Closing with respect to the Property as of 11:59 p.m. on the day immediately preceding the Closing Date:

(a)    Rents.  Rents, additional rents, escalation charges, CAM and percentage rents, if any, as and when collected, and other income of the Property (other than security deposits, which shall be assigned and paid over to Purchaser or credited to Purchaser at Closing) (collectively, “Rents”) collected by Seller from the Tenants for the month of Closing. The term “Rents” as used in this Agreement includes all payments due and payable by Tenants under the Leases (excepting amounts which are a direct reimbursement for amounts actually expended by the lessor for or on behalf of a Tenant; such amounts shall not be apportioned but paid to the party entitled to reimbursement). Purchaser shall also receive a credit against the Purchase Price payable by Purchaser to Seller at Closing for any rents or other sums (excluding security deposits) prepaid by the Tenants for any period following the month of Closing, or otherwise. Seller shall receive a reimbursement following the Closing for any sums actually received from any Tenant by Purchaser in respect of operating expenses (i) not yet due and payable by such Tenant at the time of Closing, (ii) properly allocable to the period prior to the Closing Date and (iii) actually incurred by Seller prior to the Closing Date and paid by Seller prior to the Closing Date or payable by Seller (i.e., such obligation is expressly not assumed by Purchaser) in respect of such period.

(b)    Property Taxes.  City, state, county, and school district ad valorem taxes based on the ad valorem tax bills for the Property, if then available, or if not, then on the basis of the latest available tax figures and information. Should such proration be based on such latest available tax figures and information and prove to be inaccurate upon receipt of the ad valorem tax bills for the Property for the year of Closing, either Seller or Purchaser, as the case may be, may demand at any time after Closing a payment from the other correcting such malapportionment. In addition, if after Closing there is an adjustment or reassessment by any governmental authority with respect to, or affecting, any ad valorem taxes for the Property for the year of Closing or any prior year, any additional tax payment (or refund or reduction, as applicable) for the Property with respect to the year of Closing shall be prorated between Purchaser and Seller and any such additional tax payment or refund for the Property for any year prior to the year of Closing shall be paid by Seller (or to Seller with respect to any refund). The provisions of this Section 14(b) shall expressly survive the Closing.

(c)    Utility Charges.  Except for utilities which are the responsibility of a Tenant to pay directly to the entity imposing same, Seller shall pay all utility bills (which shall include, without limitation, applicable charges for water and sanitary sewer) received prior to Closing and shall be responsible for utilities furnished to the Property prior to Closing. Purchaser shall be responsible for the payment of all bills for utilities furnished to the Property from and after Closing. Seller and Purchaser hereby agree to prorate and pay their respective shares of all utility bills received subsequent to Closing. The provisions of this Section 14(c) shall survive Closing.

(d)    Application of Arrears.  Notwithstanding any provisions of this Agreement to the contrary, Rents collected by Purchaser or Seller after the Closing from any Tenant who owes Rents for periods prior to the Closing shall be applied (a) first, in payment of Rents owed by such Tenant for the month in which the Closing occurs, but only to the extent such Rent is paid within the calendar month of Closing, (b) second, in payment of Rents owed by such Tenant for each period after the month in which the Closing occurs, and (c) third, in payment of Rents owed by such Tenant (if any) for all periods immediately preceding the month in which the Closing occurs. Each such amount, less reasonable attorneys’ fees and expenses incurred in the collection thereof, shall be paid over as provided above, and the party who receives any such amount shall promptly pay over to the other party any portion thereof to which it is so entitled.

(e)    If any adjustment or apportionment is miscalculated at the Closing, or the complete and final information necessary for any adjustment is unavailable at the Closing, the affected adjustment shall be calculated after the Closing and any amount owed by either party shall be promptly paid to the other. The provisions of this Section 14(e) shall survive the Closing.

15.    Purchaser’s Default.  In the event of default by Purchaser under the terms of this Agreement, Seller’s sole and exclusive remedy shall be to receive the Earnest Money as liquidated damages and thereafter the parties hereto shall have no further rights or obligations hereunder whatsoever except with respect to any provisions of this Agreement which expressly or by operation of their terms survive the termination of this Agreement (collectively, “Surviving Obligations”). It is hereby agreed that Seller’s damages (other than damages in respect of Surviving Obligations) will be difficult to ascertain and that the Earnest Money constitutes a reasonable liquidation thereof and is intended not as a penalty, but as fully liquidated damages. Seller agrees that in the event of default by Purchaser, it shall not initiate any proceeding to recover damages from Purchaser, but shall limit its recovery to the retention of the Earnest Money.

Seller’s Initial            AH             Purchaser’s Initials                DW

16.    Seller’s Default.

(a)    In the event of default by Seller under the terms of this Agreement, at Purchaser’s option: (i) Purchaser shall have the right to terminate this Agreement by giving written notice of such termination to Seller, whereupon Escrow Agent shall promptly refund all Earnest Money to Purchaser, and Purchaser and Seller shall have no further rights, obligations, or liabilities hereunder, other than the Surviving Obligations or (ii) Purchaser may elect to seek specific performance of this Agreement by filing an action within sixty (60) days after the Closing Date. Notwithstanding the foregoing, (x) Purchaser may bring an action against Seller for damages in lieu of an action for specific performance if any action for specific performance is rendered an inadequate remedy because Seller has sold, assigned or conveyed all or substantially all of the Property or Seller’s interest therein, and (y) Purchaser may bring an action for damages, subject, however, to the Liability Cap (as hereinafter defined), if Seller encumbers or otherwise intentionally creates, or causes to be created after the Effective Date a lien, encumbrance or other surviving monetary obligation which Seller fails to remove by the Closing (other than as may be expressly permitted by this Agreement) (an “Intentional Seller Lien”). For purposes of this Section 16, the “Liability Cap” shall mean the maximum aggregate liability of Seller for an Intentional Seller Lien under this Section 16, but not more than TWO MILLION DOLLARS ($2,000,000.00).

(b)    If a condition precedent to the performance of Purchaser’s obligations hereunder shall have failed other than due to a default of Seller, then Purchaser, at its sole option and as its sole and exclusive remedy, may terminate this Agreement, in which event Escrow Agent shall refund to Purchaser the Earnest Money and neither party shall thereafter have any further right or obligation hereunder, other than the Surviving Obligations.

17.    Condemnation.  If, prior to the Closing, all or any part of the Property is subjected to a bona fide threat of condemnation by a body having the power of eminent domain or is taken by eminent domain or condemnation (or sale in lieu thereof), or if Seller has received notice that any condemnation action or proceeding with respect to the Property is contemplated by a body having the power of eminent domain and in either instance any of the Leases are terminable or rent under any of the Leases may be reduced or abated, Seller shall give Purchaser immediate written notice of such threatened or contemplated condemnation or of such taking or sale, and Purchaser may by written notice to Seller given within fifteen (15) days of the receipt of such notice from Seller, elect to cancel this Agreement. If Purchaser chooses to cancel this Agreement in accordance with this Section 17, then the Earnest Money shall be returned immediately to Purchaser by Escrow Agent and the rights, duties, obligations, and liabilities of the parties hereunder shall immediately terminate and be of no further force and effect. If Purchaser does not elect to cancel this Agreement in accordance herewith, this Agreement shall remain in full force and effect and the sale of the Property contemplated by this Agreement, less any interest taken by eminent domain or condemnation, or sale in lieu thereof, shall be effected with no further adjustment and without reduction of the Purchase Price, and at the Closing, Seller shall assign, transfer, and set over to Purchaser all of the right, title, and interest of Seller in and to any awards that have been or that may thereafter be made for such taking.

18.    Damage or Destruction.  If prior to the Closing Date, a Significant Portion (as hereinafter defined) of the Property is destroyed by fire or other casualty or damage or rendered inaccessible (a “Casualty”), Seller shall promptly notify Purchaser of such fact, and Purchaser shall have the option to terminate this Agreement upon ten (10) days notice to Seller. Time being of the essence with respect to the giving of Purchaser’s notice. If Purchaser shall elect to terminate this Agreement pursuant to this Section 18, this Agreement shall terminate, Escrow Agent shall promptly refund the Earnest Money to Purchaser and neither party shall have any further rights or obligations hereunder except for the Surviving Obligations. If Purchaser does not elect to terminate this Agreement as provided above, or if the portion of the Property so damaged or destroyed is not a Significant Portion of the Property, Purchaser shall accept the Property in its then “as is” condition with no abatement of the Purchase Price, except at the Closing Seller shall assign and turn over to Purchaser, and Purchaser shall be entitled to receive all of Seller’s interest in and to all casualty insurance proceeds payable in connection with such Casualty (except that the proceeds of any business interruption of rental value insurance payable shall be apportioned as of the Closing Date), and Purchaser shall receive a credit against the Purchase Price at the Closing equal to the amount of any deductible payable by Seller in connection with such Casualty insurance coverage. For the purposes of this Section 18, “Significant Portion” shall mean damaged resulting from a Casualty, the estimated cost or repair or replenishment of which exceeds $1,000,000.00.

19.    Intentionally Omitted.

20.    Assignment.  Purchaser’s rights and duties under this Agreement shall not be assignable except to a party under the control of controlled by or under common control with Purchaser without the consent of Seller, which consent shall not be unreasonably withheld, provided, that, Purchaser shall not be relieved of liability under this Agreement.

21.    Broker’s Commission.  Seller has by separate agreement agreed to pay a brokerage commission to Greenwich Hotel Advisors, LLC (the “Broker”). Purchaser and Seller hereby represent each to the other that they have not discussed this Agreement or the subject matter hereof with any real estate broker or agent other than Broker so as to create any legal right in any such broker or agent to claim a real estate commission with respect to the conveyance of the Property contemplated by this Agreement. Seller shall and does hereby indemnify and hold harmless Purchaser from and against any claim, whether or not meritorious, for any real estate sales commission, finder’s fees, or like compensation in connection with the sale contemplated hereby and arising out of any act or agreement of Seller, including any claim asserted by Broker and any broker or agent claiming under Broker. Likewise, Purchaser shall and does hereby indemnify and hold harmless Seller from and against any claim, whether or not meritorious, for any real estate sales commission, finder’s fees, or like compensation in connection with the sale contemplated hereby and arising out of any act or agreement of Purchaser, except any such claim asserted by Broker and any broker or agent claiming. This Section 21 shall survive the Closing or any termination of this Agreement.

22.    Notices.  Wherever any notice or other communication is required or permitted hereunder, such notice or other communication shall be in writing and shall be delivered by overnight courier, by hand, or sent by facsimile (with confirmation of transmission) to the addresses and/or facsimile numbers set out below or at such other addresses as are specified by written notice delivered in accordance herewith:

PURCHASER:	Wells Capital, Inc.
6200 The Corners Parkway, Suite 250
Norcross, Georgia 30092
Attn: L. Clay Adams
Facsimile: (770) 243-8510

with a copy to:	Alston & Bird LLP
One Atlantic Center
1201 West Peachtree Street
Atlanta, Georgia 30309-3424
Attn: Jeffrey P. Jacobs, Esq.
Facsimile: (404) 881-7777

SELLER:	150 West Jefferson Partners LLC
c/o Max Capital Management Corporation
230 Park Avenue, 17th Floor
New York, New York 10169
Attn: Murray A. Rabinowitz
Facsimile: (212) 949-6413

with a copy to:	Greenberg Traurig, LLP
MetLife Building
200 Park Avenue
New York, New York 10166
Attn: Robert J. Ivanhoe, Esq.
Facsimile: (212) 801-9333

Any notice or other communication mailed as herein above provided shall be deemed effectively given or received on the date of delivery, if delivered by hand, by overnight courier or facsimile.

23.    Possession.  Possession of the Property shall be granted by Seller to Purchaser on the date of Closing, subject only to the Leases and the Permitted Exceptions.

24.    Time Periods.  If the time period by which any right, option, or election provided under this Agreement must be exercised, or by which any act required hereunder must be performed, or by which the Closing must be held, expires on a Saturday, Sunday, or holiday, then such time period shall be automatically extended through the close of business on the next regularly scheduled business day.

25.    Survival of Provisions.  All covenants, warranties, and agreements set forth in this Agreement shall survive the execution or delivery of any and all deeds and other documents at any time executed or delivered under, pursuant to, or by reason of this Agreement, and shall survive the payment of all monies made under, pursuant to, or by reason of this Agreement for the Survival Period and otherwise in accordance with Section 8 of this Agreement.

26.    Severability.  This Agreement is intended to be performed in accordance with, and only to the extent permitted by, all applicable laws, ordinances, rules, and regulations. If any provision of this Agreement, or the application thereof to any person or circumstance, shall, for any reason and to any extent be invalid or unenforceable, the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected thereby but rather shall be enforced to the greatest extent permitted by law.

27.    Authorization.  Purchaser represents to Seller that this Agreement has been duly authorized and executed on behalf of Purchaser and constitutes the valid and binding agreement of Purchaser, enforceable in accordance with its terms, and all necessary action on the part of Purchaser to authorize the transactions herein contemplated has been taken, and no further action is necessary for such purpose.

28.    General Provisions.  No failure of either party to exercise any power given hereunder or to insist upon strict compliance with any obligation specified herein, and no custom or practice at variance with the terms hereof, shall constitute a waiver of either party’s right to demand exact compliance with the terms hereof. This Agreement contains the entire agreement of the parties hereto, and no representations, inducements, promises, or agreements, oral or otherwise, between the parties not embodied herein shall be of any force or effect. Any amendment to this Agreement shall not be binding upon the parties hereto unless such amendment is in writing and executed by all parties hereto. The provisions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, legal representatives, successors, and assigns. Time is of the essence with respect to all dates and time periods set forth in this Agreement. This Agreement may be executed in multiple counterparts, each of which shall constitute an original, but all of which taken together shall constitute one and the same agreement. The headings inserted at the beginning of each paragraph are for convenience only, and do not add to or subtract from the meaning of the contents of each paragraph. Unless otherwise provided in this Agreement, any reference in this Agreement to an Exhibit or Schedule is understood to be a reference to the Exhibits and Schedules annexed to this Agreement. All Exhibits and Schedules annexed to this Agreement shall be incorporated into this Agreement as if fully set forth herein. This Agreement shall be construed and interpreted under the laws of the State of Michigan. Except as otherwise provided herein, all rights, powers, and privileges conferred hereunder upon the parties shall be cumulative but not restrictive to those given by law. All personal pronouns used in this Agreement, whether used in the masculine, feminine, or neuter gender shall include all genders, and all references herein to the singular shall include the plural and vice versa.

29.    Effective Date.  The “Effective Date” of this Agreement shall be deemed to be the date this Agreement is fully executed by both Purchaser and Seller and a fully executed original counterpart of this Agreement has been received by both Purchaser and Seller.

30.    Condition of Property.  Purchaser shall accept the Property at the Closing in its “as is” condition as of the date hereof, reasonable wear and tear excepted, and subject to Seller’s compliance with the covenants contained in this Agreement and subject to the provisions of Sections 17 and 18 in the event of a casualty or condemnation. Seller shall not be liable for any latent or patent defects in the Property or bound in any manner whatsoever by any guarantees, promises, projections, operating expenses, set-ups or other information pertaining to the Property made, furnished or claimed to have been made or furnished, whether orally or in writing, by Seller or any other person or entity, or any partner, employee, agent, attorney or other person representing or purporting to represent Seller. Purchaser acknowledges that neither Seller nor any of the employees, agents or attorneys of Seller have made and do not make any oral or written representations or warranties whatsoever to Purchaser, whether express or implied, except as expressly set forth in this Agreement, and, in particular, that no such representations and warranties have been made with respect to the physical, environmental condition or operation of the Property, the presence, introduction or effect of “hazardous substances” at or affecting the Property, the actual or projected revenue and expenses of the Property, the zoning and other laws, regulations and rules to the Property or the compliance of the Property therewith, the quantity, quality or condition of the Personal Property or fixtures, the use or occupancy of the Property or any part thereof, or any other matter or thing affecting or relating to the Property or the transactions contemplated hereby, except as specifically set forth in this Agreement. Purchaser has not relied and is not relying upon any representations or warranties or upon any statements made in any informational materials with respect to the Property provided by Seller or any other person or entity, or any shareholder, employee, agent, attorney or other person representing or purporting to represent Seller, other than the representations and warranties expressly set forth in this Agreement. The parties hereto agree that the Personal Property included in this sale that is or may be attached to or used in connection with the Property has no significant separate value except in conjunction with the Land and Improvements. No part of the Purchase Price is attributable to the Personal Property.

ACKNOWLEDGING PURCHASER’S OPPORTUNITY TO INSPECT THE PROPERTY, PURCHASER AGREES TO TAKE THE PROPERTY “AS IS” WITH ALL FAULTS AND CONDITIONS THEREON, SUBJECT, HOWEVER, TO THE EXPRESS REPRESENTATIONS AND WARRANTIES OF SELLER MADE IN THIS AGREEMENT. EXCEPT AS SPECIFICALLY SET FORTH IN THIS AGREEMENT, PURCHASER ACKNOWLEDGES AND AGREES THAT SELLER HAS NOT MADE, DOES NOT MAKE AND SPECIFICALLY DISCLAIMS ANY REPRESENTATIONS, WARRANTIES, PROMISES, COVENANTS, AGREEMENTS OR GUARANTIES OF ANY KIND OR CHARACTER WHATSOEVER, WHETHER EXPRESS OR IMPLIED, ORAL OR WRITTEN, PAST, PRESENT OR FUTURE, OF, AS TO, CONCERNING OR WITH RESPECT TO (A) THE NATURE, QUALITY OR CONDITION OF THE PROPERTY, INCLUDING, WITHOUT LIMITATION, THE WATER, SOIL AND GEOLOGY, (B) THE SUITABILITY OF THE PROPERTY FOR ANY AND ALL ACTIVITIES AND USES WHICH PURCHASER OR ANY TENANT MAY CONDUCT THEREON, (C) THE COMPLIANCE OR BY THE PROPERTY OR ITS OPERATON WITH ANY LAWS, RULES, ORDINANCES OR REGULATIONS OF ANY APPLILCABLE GOVERNMENTAL AUTHORITY OR BODY, OR (D) THE HABITABILITY, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF THE PROPERTY.

31.    Duties as Escrow Agent.  In performing its duties hereunder, Escrow Agent shall not incur any liability to anyone for any damages, losses or expenses, except for its gross negligence or willful misconduct, and it shall accordingly not incur any such liability with respect to any action taken or omitted in good faith upon advice of its counsel or in reliance upon any instrument, including any written notice or instruction provided for in this Agreement, not only as to its due execution and the validity and effectiveness of its provision, but also as to the truth and accuracy of any information contained therein that Escrow Agent shall in good faith believe to be genuine, to have been signed or presented by a proper person and to conform to the provisions of this Agreement. Seller and Purchaser hereby agree to indemnify and hold harmless Escrow Agent against any and all losses, claims, damages, liabilities and expenses, including reasonable costs of investigation and legal fees and disbursements, that may be imposed upon Escrow Agent or incurred by Escrow Agent in connection with its acceptance or performance of its duties hereunder as escrow agent, including without limitation, any litigation arising out of this Agreement. If any dispute shall arise between Seller and Purchaser sufficient in the discretion of Escrow Agent to justify its doing so, Escrow Agent shall be entitled to tender into the registry or custody of the clerk of the Court for the county in which the Property is located or the clerk for the United States District Court having jurisdiction over the county in which the Property is located, any or all money (less any sums required to pay Escrow Agent’s attorneys’ fees in filing such action), property or documents in its hands relating to this Agreement, together with such pleadings as it shall deem appropriate, and thereupon be discharged from all further duties under this Agreement. Seller and Purchaser shall bear all costs and expenses of any such legal proceedings.

32.    No Recording of Memorandum of Agreement or Notice of Pendency.  The parties hereto agree that neither this Agreement nor any memorandum hereof shall be recorded.

33.    No Third Party Beneficiary.  The provisions of this Agreement are not intended to benefit any third parties.

[signatures continue on following page]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and their respective seals to be affixed hereunto as of the day, month and year first above written.

“SELLER”:

150 WEST JEFFERSON PARTNERS LLC, a Delaware limited liability company

By:	/s/ Adam C. Hochfelder
Name:	Adam C. Hochfelder
Title:	Chief Executive Officer

“PURCHASER”:

WELLS CAPITAL, INC., a Georgia corporation

By:	/s/ Douglas P. Williams
Name:	Douglas P. Williams
Title:	Senior Vice President

“ESCROW AGENT”:

FIDELITY NATIONAL TITLE INSURANCE COMPANY OF NEW YORK

By:	/s/ Sally French Tyler
Name	Sally French Tyler
Title:	Vice President/NTS Fidelity National Title Insurance Co.

Exhibits and Schedules

Exhibit “A”	—	Description of Land
Exhibit “B”	—	List of Contracts
Exhibit “C”	—	Copies of the Leases on CD Rom
Exhibit “D”	—	Tenant Estoppel Certificate Form
Exhibit “E”	—	Schedule of Insurance Policies
Exhibit “F”		Warranty Deed Form
Exhibit “G”	—	Bill of Sale Form
Exhibit “H”	—	Blanket Transfer and Assignment Form
Exhibit “I”	—	Assignment and Assumption of Leases Form
Exhibit “J”		Tenant Notice Form
Exhibit “K”		Contractor Notice Form
Exhibit “L”		Accounting Letter
Exhibit “M”		Certificates of Occupancy in Seller’s Possession
Schedule 1	—	List of Leases
Schedule 6(b)(v)		Office Tenants
Schedule 7		Permitted Exceptions
Schedule 8(c)		Lease Defaults
Schedule 8(d)		Leases – Rents and Special Consideration
Schedule 8(e)		Lease Commissions
Schedule 8(f)		List of Other Agreements
Schedule 9(c)		Required Tenant Estoppel Certificates

EXHIBIT “A”

LEGAL DESCRIPTION

Land in the City of Detroit, Wayne County, Michigan, described as follows:

All of Lots 8 through 12, inclusive, all of Lots 70 through 74, inclusive, part of Lots 5, 6, 7, 67, 68 and 69 and the vacated public alley 20 feet wide contiguous to said Lots, Section 2 of the GOVERNOR and JUDGES PLAN of Sections 1, 2, 3, 4, 6, 7 and 8 of the City of Detroit, Wayne County, Michigan, as recorded in Liber 34 of Deeds, page 549, Wayne County Records, more particularly described as: Beginning at the intersection of the Southerly line of Lamed Street 60 feet wide, with the Easterly line of Shelby Street, 60 feet wide; thence along said Southerly line of Lamed Street North 59 degrees 51 minutes 23.6 seconds East 260.05 feet (measured, 260.00 feet record); thence along the Southerly line of Lamed Street, as widened, North 63 degrees 53 minutes 41.2 seconds East 100.25 feet; thence along the Westerly line of Griswold Street, 90 feet wide, South 30 degrees 10 minutes 58.2 seconds East 143.48 feet (measured, 142.94 feet record); thence South 59 degrees 54 minutes 28 seconds West 108.00 feet; thence South 30 degrees 10 minutes 58.2 seconds East 50.37 feet (measured, 50.00 feet record); thence along the Northerly line of Jefferson Avenue 210 feet wide, South 59 degrees 51 minutes 01.7 seconds West 252.04 feet (measured, 252.03 feet record); thence along said Easterly line of Shelby Street, North 30 degrees 11 minutes 06.9 seconds West 200.84 feet (measured, 200 feet record) to the point of beginning.

NOTE: Said Lots 6, 7 and 8 also recorded as Lots A, B and C of the Corporation of St. Anne Claim. Part of Lot 9 also recorded as vacated St. Peters Street and the John Baldwin Lot. The Westerly part of Lot 9, Lot 10 and part of Lot 11, also recorded as Lots 1 through 5, inclusive, of the Sheldon Block as surveyed by John F. Munro in 1863 and Partitioned in Wayne County Circuit Court Chancery File No. 2110, Lot 12 and the Westerly part of Lot 11 also recorded as the Ann Coates Claim.

Tax Item No.: 95-118, Ward No. 2

30